SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 2, 2004

Philadelphia Consolidated Holding Corp.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	0-22280	23-2202671
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer’ Identification No.)

One Bala Plaza, Suite 100, Bala Cynwyd, PA	19004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 617-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 8.01. OTHER EVENTS
Signatures

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Two of the Company’s insurance subsidiaries (Mobile USA Insurance Company and Liberty American Insurance Company) have entered into an agreement effective September 2, 2004 through May 31, 2005 for third and fourth catastrophe event reinsurance coverage on the first four layers ($46.5 million excess the Company’s $3.5 million retention) of its catastrophe reinsurance program. Under this third and fourth event catastrophe reinsurance coverage, Mobile USA Insurance Company and Liberty American Insurance Company would have the reinsurance coverage set forth above for the third and fourth catastrophe events, if any, occurring during the period commencing June 1, 2004 and ending May 31, 2005. The participating reinsurers on the agreement include ACE Tempest Reinsurance Ltd, AXIS Specialty Limited, Syndicate 2791 (MAP), Sirius International Insurance Corporation, Renaissance Reinsurance Ltd and DaVinci Reinsurance Ltd at various levels of participation. The minimum cost of this catastrophe reinsurance coverage is $3.7 million and could increase to a maximum of $10.7 million, based upon the amount of coverage utilized.

Philadelphia Indemnity Insurance Company, another of the Company’s insurance subsidiaries, has entered into an agreement effective September 3, 2004 through May 31, 2005 for third catastrophe event reinsurance coverage on the first two layers ($13.0 million excess the Company’s $7.0 million retention) of its catastrophe reinsurance program. Under this third event catastrophe reinsurance coverage, Philadelphia Indemnity Insurance Company would have the reinsurance coverage set forth above for the third catastrophe event, if any, occurring during the period commencing June 1, 2004 and ending May 31, 2005. The participating reinsurers on the agreement include Renaissance Reinsurance Ltd, DaVinci Reinsurance Ltd, Syndicate 623 (AFB), Syndicate 2623 (XXX), Syndicate 33 (HIS), Syndicate 958 (GSC), Syndicate 2791 (MAP) and Catlin Ins Co Ltd at various levels of participation. The minimum cost of this catastrophe reinsurance coverage is $1.7 million and could increase to a maximum of $4.1 million, based upon the amount of coverage utilized.

The Company’s overall catastrophe reinsurance program is further discussed in Item 8.01 of this Form 8-K.

ITEM 8.01. OTHER EVENTS

The Company provides this discussion of its catastrophe reinsurance coverage as a result of catastrophe reinsurance agreements entered into effective June 1, 2004 and July 1, 2004 and the impact of Hurricane Charley. The Company’s property catastrophe reinsurance programs provide coverage for certain portions of its commercial and personal lines catastrophe losses, as discussed below.

For its personal lines catastrophe losses the Company’s reinsurance coverage is approximately $338.5 million in excess of the Company’s $3.5 million per occurrence retention. Of this total amount, the Florida Hurricane Catastrophe Fund (the “FHCF”) provides on an aggregate basis for Mobile USA Insurance Company and Liberty American Insurance Company 90% coverage for approximately $197.0 million excess $52.4 million. Additionally, a 15% quota share reinsurance arrangement provides $15.9 million of the $338.5 million in coverage. Both the FHCF and the quota share arrangements inure to the benefit of the Company’s open-market catastrophe program. The coverage provided by the open-market catastrophe program includes one mandatory reinstatement but the FHCF coverage does not reinstate. Since the FHCF coverage cannot be reinstated, the Company’s open-market program is structured such that catastrophe reinsurance coverage excess the FHCF coverage will “drop down” and fill in any portion of the FHCF coverage which has been utilized. The quota share reinsurance arrangement provides 15% coverage for catastrophe losses without limit. Based upon the various modeling methods utilized by the Company to estimate its probable maximum loss for its personal lines business, the 100 year storm event is estimated at $171.4 million and the 250 year storm event is estimated at $283.3 million. These loss estimates were calculated using the personal lines in-force exposures as of June 30, 2004.

For its commercial lines catastrophe losses the Company’s catastrophe reinsurance coverage is $108.0 million in excess of the Company’s $7.0 million per occurrence retention. Based upon the various modeling methods utilized by the Company to estimate its probable maximum loss for its commercial lines business, the 100 year storm event is estimated at $67.1 million and the 250 year storm event is estimated at $108.0 million.

The Company also purchased reinstatement premium protection reinsurance contracts, effective July 1, 2004, which pay 100% of the reinstatement premium for the one mandatory reinstatement which the Company becomes liable to pay as a result of loss occurrences under both of its personal and commercial lines open-market catastrophe reinsurance programs.

The Company currently estimates its gross pre-tax personal lines and commercial lines catastrophe losses as a result of Hurricane Charley to be in the range of $85.0 million to $131.0 million, and $14.0 to $18.0 million, respectively. As previously announced, the Company estimates its net after-tax losses as a result of Hurricane Charley will not exceed $6.8 million. Based upon these estimates, the company has potentially utilized $32.0 million to $66.0 million of its personal lines FHCF coverage. Due to the “drop down” feature of the reinsurance program, the limit of the program will decrease by the actual amount of the FHCF coverage utilized.

As discussed in Item 1.01 of this Form 8-K, the Company has also entered into agreements for third and fourth event catastrophe coverage for the first four layers of its personal lines program and third event coverage for the first two layers of its commercial lines program.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Philadelphia Consolidated Holding Corp.

Dated: September 3, 2004	By:	Craig P. Keller
Craig P. Keller
Executive Vice President, Secretary, Treasurer and Chief Financial Officer